Exhibit 4.4

EXECUTION COPY

AMENDMENT NO. 1

to

RECEIVABLES PURCHASE AGREEMENT

by and among

PDVSA FINANCE LTD.,

PDVSA PETRÓLEO, S.A.

and

PETRÓLEOS DE VENEZUELA, S.A.

Dated as of July 12, 2004

i

RECEIVABLES PURCHASE AGREEMENT
AMENDMENT NO. 1

This Amendment No. 1, dated as of July 12, 2004 (“Amendment No. 1”), to the Receivables Purchase Agreement, dated as of April 27, 1998 (the “Receivables Purchase Agreement”), is entered into by and among PDVSA FINANCE LTD., a company incorporated under the laws of the Cayman Islands (together with its successors and assigns, “PDVSA Finance”), PDVSA PETRÓLEO, S.A., a corporation established under the laws of the Bolivarian Republic of Venezuela and domiciled in Caracas (together with its successors and assigns, “PDVSA Petróleo”), and Petróleos de Venezuela, S.A., a corporation established under the laws of the Bolivarian Republic of Venezuela and domiciled in Caracas (together with its successors and assigns, “PDVSA”).

W I T N E S S E T H:

WHEREAS, PDVSA Finance has from time to time issued Notes (defined below) under the terms of a Senior Indenture, dated as of May 14, 1998 (the “Senior Indenture”), between PDVSA Finance and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as trustee (the “Trustee”), a First Supplemental Indenture, dated as of May 14, 1998 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of April 8, 1999 (the “Second Supplemental Indenture”), and the Third Supplemental Indenture, dated as of November 16, 2001 (the “Third Supplemental Indenture” and, together with the Senior Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indentures”);

WHEREAS, PDVSA Finance has issued and outstanding under the Indentures, the following series of Notes: 6.250% Euro Notes Due 2006, 6.650% Notes Due 2006, 9.375% Notes Due 2007, 6.800% Notes Due 2008, 9.750% Notes Due 2010, 8.500% Notes Due 2012, 7.400% Notes Due 2016, 9.950% Notes Due 2020 and 7.500% Notes Due 2028 (collectively, the “Notes”);

WHEREAS, the parties hereto desire to amend certain covenants and agreements in the Receivables Purchase Agreement;

WHEREAS, Section 7.02 of the Receivables Purchase Agreement provides that no provision of the Receivables Purchase Agreement may be amended or waived without the written consent of each of the parties thereto and of all third party beneficiaries referred to in Section 7.01 of the Receivables Purchase Agreement;

WHEREAS, Section 7.01 of the Receivables Purchase Agreement provides that the performance by the parties thereto of their respective obligations under the Receivables Purchase Agreement are intended to be for the benefit of the Trustee and any other agent or other representative of holders of Indebtedness of PDVSA Finance so designated under the Debt Agreements pursuant to which such Indebtedness is issued and that each of the Trustee and any such agent or representative is an intended third party beneficiary under the Receivables Purchase Agreement with direct rights of enforcement thereunder;

WHEREAS, Section 8.02 of the Senior Indenture provides that, with the consent of Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series affected by such supplemental indenture, voting as one class (the “Requisite Consents”), PDVSA Finance, when authorized by a resolution of its Board of Directors, and the Trustee may, from time to time and at any time, enter into indentures to supplement the Senior Indenture for the purposes of adding any provisions to or changing in any manner or eliminating any of the provisions of the Senior Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities of each such series, subject to certain exceptions; unless otherwise defined, capitalized terms used in this paragraph shall have the meanings ascribed to them in the Senior Indenture;

WHEREAS, PDVSA Finance commenced an offer to purchase any and all of the outstanding Notes and a solicitation of consents from holders of the Notes to proposed amendments to and waivers of certain provisions of the Indentures, upon the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation and a related Letter of Transmittal, dated as of June 28, 2004 (the “Offer to Purchase and Consent Solicitation”);

WHEREAS, as of the date hereof, such Requisite Consents have been obtained pursuant to the Offer to Purchase and Consent Solicitation;

WHEREAS, all things necessary for the execution of this Amendment No. 1 and to make this Amendment No. 1 a valid amendment to the Receivables Purchase Agreement according to its terms and a valid and binding agreement of PDVSA Finance have been done; and

WHEREAS, this Amendment No. 1 shall be effective as of the expiration date of the Offer to Purchase and Consent Solicitation; provided that if the Offer to Purchase and Consent Solicitation is terminated or withdrawn or if the Notes are not purchased pursuant to the terms of the Offer to Purchase and Consent Solicitation, this Amendment No. 1 shall not become operative and the terms hereof shall not constitute a valid and binding agreement of PDVSA Finance.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree, for the benefit of the other party and for the equal and ratable benefit of the respective holders from time to time of the Notes, and for the benefit of holders of Indebtedness of PDVSA Finance from time to time so designated under the Debt Agreements pursuant to which such Indebtedness is issued, as follows:

ARTICLE 1
RATIFICATION; DEFINITIONS

Section 1.01.                             Ratification.  This Amendment No. 1 is supplemental to, and is entered into in accordance with Section 7.02 of the Receivables Purchase Agreement and, except as modified, amended and supplemented by this Amendment No. 1, the provisions of the Receivables Purchase Agreement are ratified and confirmed in all respects and shall remain in full force and effect.

Section 1.02.                             Definitions  For all purposes of this Amendment No. 1, capitalized terms used but not defined herein shall have the meanings assigned to them in the Receivables Purchase Agreement.

Section 1.03.                             Construction of References.  All references in this Amendment No. 1 to designated Sections and other subdivisions are to such designated Sections and subdivisions of this Amendment No. 1.  Except as otherwise indicated, all the agreements or instruments herein defined or referred to shall mean such agreements or instruments as the same may be supplemented or amended from time to time or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.  For all purposes of this Amendment No. 1, except as otherwise expressly provided or unless the context otherwise requires, terms defined herein include the plural as well as the singular.

ARTICLE 2
AMENDMENTS TO THE RECEIVABLES PURCHASE AGREEMENT

Section 2.01.                             Amendments to Schedule I.  Schedule I to the Receivables Purchase Agreement is hereby amended by deleting the following entities from the list of Designated Customers set forth therein:

(a)                                  CITGO Petroleum Corporation;

(b)                                 CITGO Asphalt Refining and Chemicals LP;

(c)                                  CITGO International Supply Co.;

(d)                                 CITGO Refining and Chemicals LP;

(e)                                  CITGO Venezuela Supply Co.; and

(f)                                    Hovensa, L.L.C.

Each Designated Customer Notice in effect as of the date hereof with respect to the Designated Customers listed above shall be revoked, such revocation to be effective from and after the date that this Amendment No. 1 becomes effective.

Section 2.02.                             Amendments to Section 6.02  Section 6.02 of the Receivables Purchase Agreement is hereby amended by replacing “27 million barrels of crude oil” in sub-clause (x) with “4.5 million barrels of crude oil” and replacing “80%” in sub-clause (y) with “40%” so that as amended, Section 6.02 of the Receivables Purchase Agreement would state as follows:

“SECTION 6.02.  Availability of Eligible Receivables of Designated Customers.  PDVSA Petróleo, S.A. will cause the monthly average amount of Eligible Receivables of Designated Customers Generated by PDVSA Petróleo, S.A. during any consecutive twelve-month period and that are not subject to any encumbrance other than pursuant to this Agreement to represent the lesser of (x) 4.5 million barrels of Oil of less than 30 API gravity and (y) 40% of PDVSA Petróleo, S.A.’s total Eligible Receivables Generated from Sales of Oil of less than 30 API gravity.”

ARTICLE 3
WAIVERS

Section 3.01.                             Waiver of Section 6.07  The parties hereof agree to waive the application of Section 6.07 of the Receivables Purchase Agreement solely for the purposes of permitting the repurchase by PDVSA Petróleo, S.A. from PDVSA Finance of Purchased Receivables in connection with and pursuant to the terms of the Offer to Purchase and Consent Solicitation.

ARTICLE 4
MISCELLANEOUS

Section 4.01.                             Incorporation into Receivables Purchase Agreement.  This Amendment No. 1 and all its provisions shall be deemed a part of the Receivables Purchase Agreement in the manner and to the extent herein and therein provided.

Section 4.02.                             Successors and Assigns.  All covenants and agreements of the parties hereto in this Amendment No. 1 shall bind their respective successors.

Section 4.03.                             Governing Law.  This Amendment No. 1 shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 4.04.                             Appointment of Agent for Service of Process  Each of PDVSA Finance, PDVSA Petróleo and PDVSA hereby appoints CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, and its successors, as its registered agent (the “Registered Agent”).  Each of PDVSA Finance, PDVSA Petróleo and PDVSA hereby agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid.

Section 4.05.                             Counterparts.  This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 4.06.                             Separability Clause.  In case any provision in this Amendment No. 1 shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.07.                             Effect of Headings  The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 4.08.                             The Fiscal Agent.  The recitals herein contained are made by PDVSA Finance, PDVSA and PDVSA Petóleo and not by the Fiscal Agent, and the Fiscal Agent assumes no responsibility for the correctness thereof.

Section 4.09.                             Effectiveness.  This Amendment No. 1 shall be effective as of August 2, 2004, being the Settlement Date referred to in the Dealer Manager Agreement, dated June 28, 2004, by and among PDVSA Finance, PDVSA and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as dealer managers and consent solicitation agents; provided that if the Offer to Purchase and Consent Solicitation is terminated or withdrawn or if the Notes are not purchased pursuant to the terms of the Offer to Purchase and Consent Solicitation, this Amendment No. 1 shall not become operative and the terms hereof shall not constitute a valid and binding agreement of PDVSA Finance.

IN WITNESS WHEREOF, the parties hereto have each caused this Amendment No. 1 to be executed by its duly authorized officer as of the date first set forth above.

PDVSA FINANCE LTD.

By:	/s/ José A. Rojas
Name: José A. Rojas
Title: President

By:	/s/ José Gregório Morales
Name: José Gregório Morales
Title: Principal Director

PDVSA PETRÓLEO, S.A.

By:	/s/ Alí Rodriguez Araque
Name: Alí Rodriguez Araque
Title: President

PETRÓLEOS DE VENEZUELA, S.A.

By:	/s/ Alí Rodriguez Araque
Name: Alí Rodriguez Araque
Title: President

JPMORGAN CHASE BANK, as Trustee

By:	/s/ Lucia Jaklitsch
Name: Lucia Jaklitsch
Title Vice President